Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ChipPAC, Inc. and Form F-3 of STATS ChipPAC, Ltd of our report dated February 19, 2004 relating to the financial statements, which appears in ChipPAC, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 19, 2004 relating to the financial statement schedule, which appears in such annual report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 7, 2004